EXHIBIT 23F

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the Prospectus included therein of our reports dated February 11, 2006 on our audits of the financial statements as of December 31, 2005 and January 1, 2005 and for each of the three fiscal years in the period ended December 31, 2005 and the supplemental financial schedule, which reports are included in the Form 10-K of Decorator Industries, Inc. for the fiscal year ended December 31, 2005 and to the reference to us in “EXPERTS” in the Prospectus.

We also consent to the filing hereof with the Securities and Exchange Commission as an exhibit to the Registration Statement.

LOUIS PLUNG & COMPANY, LLP

September 27, 2006